Exhibit 99.1
For immediate release
News Release
RELIANCE BANCSHARES, INC. NOW A SECURITIES AND EXCHANGE COMMISSION PUBLICLY REPORTING COMPANY
ST. LOUIS, MISSOURI, July 18, 2007 — Reliance Bancshares, Inc., a Missouri banking corporation, is pleased to announce it is now a Securities and Exchange Commission publicly reporting company. On April 27, 2007, Reliance filed a Form 10 registration statement with the SEC to register its class of common stock under the Securities Exchange Act of 1934. Although Reliance has no present plan to list or qualify its common stock for trading on any national securities exchange, its common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol RLBS. Current issued and outstanding shares of common stock as of July 17, 2007 totaled 20,656,116. Reliance is entitled to issue up to 40 million shares of common stock and 2 million shares of preferred stock. As of June 30, 2007, Reliance had approximately 700 shareholders.
Jerry S. Von Rohr, Chairman and Chief Executive Officer of Reliance said “Becoming a SEC reporting company within the first decade of our formation marks a formidable milestone in our company’s history and the achievement of one of our long-term strategic goals. Our successful SEC registration is a result of the support we have received from our shareholders, our customers and the community. We continue to expand our franchise through the diligent efforts of our employees guided by the leadership and vision of our Board of Directors.”
For more information concerning Reliance and its management, please see the Form 10 registration statement publicly available at www.sec.gov.
About Reliance Bancshares, Inc.
Reliance Bancshares, Inc. is a multi-bank holding company that was incorporated in Missouri on July 24, 1998. The company’s headquarters and executive offices are at 10401 Clayton Road, Frontenac, Missouri. On April 16, 1999, the company opened its first subsidiary commercial bank, Reliance Bank, located in Des Peres, Missouri. A second subsidiary, Reliance Bank, FSB, located in Fort Myers, Florida, opened for business on January 17, 2006. The company currently operates 17 branches in the St. Louis metropolitan area with plans to open two additional branches by the end of 2007. In the Southwest Florida area, the company currently operates three branches with one additional branch scheduled to open by year end 2007. Reliance Bancshares’ total assets as of June 30, 2007 were $999 million. Reliance Bank’s website can be found at www.reliancebankstl.com.

Forward looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” “intends” and similar expressions as they relate to Reliance Bancshares, Inc., its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our Form 10 registration statement filed with the SEC, as updated from time to time in our future SEC filings.
Contact:
Reliance Bancshares, Inc.
Investor Relations
Sue Freed, Sr. Vice President
314-569-7208
sfreed@reliancebankstl.com